Exhibit 99.1

Targacept Reports First Quarter 2014 Financial Results

Winston-Salem, North Carolina, May 7, 2014 – Targacept, Inc. (NASDAQ: TRGT), a clinical-stage biopharmaceutical company developing novel NNR Therapeutics™, today reported its financial results for the first quarter ended March 31, 2014.

Targacept reported a net loss before income taxes of $11.6 million for the first quarter of 2014, compared to a net loss before income taxes of $8.1 million for the first quarter of 2013. As of March 31, 2014, cash and investments in marketable securities totaled $132.1 million.

“Targacept remains focused on building a sustainable company through high-quality execution of our ongoing clinical trials and growing and diversifying our pipeline. Our Phase 2b studies of TC-5214 in overactive bladder and TC-1734 in mild to moderate Alzheimer’s disease both remain on track for top-line results around the middle of this year,” said Dr. Stephen A. Hill, Targacept’s President and Chief Executive Officer. “In addition, our exploratory study of TC-6499 in diabetic gastroparesis has progressed as expected towards the planned mid-year start of patient enrollment. With three separate clinical programs in areas of large unmet medical need, a talented workforce and a strong balance sheet, we remain excited about the opportunities that lie ahead.”

Financial Results

Targacept reported a total net loss of $15.0 million for the first quarter of 2014, compared to a net loss of $8.1 million for the first quarter of 2013. The net loss for the 2014 period included a non-cash income tax adjustment of $3.4 million recorded as a result of an IRS review of our 2010 federal income tax return completed in the first quarter of 2014. We believe our net loss before income taxes of $11.6 million for the first quarter of 2014 is more representative of our operating results for that period. The increased net loss before income taxes for the 2014 period was principally due to a decrease of $3.5 million in revenue recognized for payments received from collaborations. Non-cash, stock-based compensation charges of $825,000 and $1.6 million were recorded for the first quarters of 2014 and 2013, respectively.

Net Operating Revenues

Net operating revenues totaled $87,000 for the first quarter of 2014, compared to $3.5 million for the first quarter of 2013. The decrease is primarily attributable to deferred revenue recognized during the 2013 period associated with Targacept’s ongoing collaboration with AstraZeneca. The remaining balance of payments received under that collaboration became fully recognized in the first quarter of 2013.

Research and Development Expenses

Research and development expenses totaled $9.1 million for the first quarter of 2014, compared to $8.3 million for the first quarter of 2013. This increase was principally due to costs related to the ongoing Phase 2b study of TC-5214 in overactive bladder, which was initiated in the second quarter of 2013, and costs related to our planned exploratory study of TC-6499 in diabetic gastroparesis, which we plan to initiate in mid-2014. These increases were partially offset by decreased costs related to our Phase 2b study of TC-5619 in schizophrenia, which we completed in the fourth quarter of 2013.

General and Administrative Expenses

General and administrative expenses totaled $2.8 million for the first quarter of 2014, compared to $3.5 million for the first quarter of 2013. The lower general and administrative expenses were due primarily to a non-recurrence of severance related charges, which totaled $776,000, in connection with the departure of an executive officer in 2013.

Conference Call

As previously announced, Targacept will be hosting a conference call and webcast today, May 7, 2014, at 8:30 a.m. Eastern Daylight Time. The conference call may be accessed by dialing 877.474.9503 for domestic participants and 857.244.7556 for international participants (reference passcode 72389638). A live audio webcast of the conference call will be accessible via the Investor Relations page of Targacept’s website, www.targacept.com. To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will also be available in the Investor Calendar section of the Investor Relations page of Targacept’s website for at least two weeks following the call.

About Targacept

Targacept is developing an advanced clinical pipeline of NNR Therapeutics™ to treat patients suffering from serious nervous system and gastrointestinal/genitourinary diseases and disorders. Many diseases arise from abnormalities in signaling within and between the brain and other organ systems such as the bladder and the GI tract. Targacept’s NNR Therapeutics have the potential to normalize these signaling pathways to provide significant medical benefit. Targacept is dedicated to building health and restoring independence for patients. For more information, please visit www.targacept.com.

TARGACEPT

Building Health, Restoring Independence®

Forward-Looking Statements

This press release includes “forward-looking statements” made under the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding without limitation: the timing for reporting of top-line results from Targacept’s Phase 2b clinical trials of TC-5214 or TC-1734; the timing for initiation of Targacept’s planned clinical trial of TC-6499; or Targacept’s plans, expectations or future operations, financial position, revenues, costs or expenses. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various important factors, including without limitation Targacept’s critical accounting policies and risks and uncertainties relating to: the conduct and results of clinical trials and non-clinical studies and assessments of TC-5214, TC-1734 and any other Targacept product candidate, including the performance of third parties engaged to execute such trials, studies and assessments, delays resulting from any changes to the applicable protocols and difficulties or delays in the completion of subject enrollment or data analysis; the control or significant influence that AstraZeneca has over the development of AZD1446, including as to the timing, scope and design of any future clinical trials and as to the conduct at all of further development of AZD1446; Targacept’s ability to establish additional strategic alliances, collaborations or licensing or other comparable arrangements on favorable terms; Targacept’s ability to protect its intellectual property; and the timing and success of submission, acceptance and approval of regulatory filings. Risks and uncertainties that Targacept faces are described in greater detail under the heading “Risk Factors” in Targacept’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. Targacept cautions you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statement in this press release represents Targacept’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Targacept disclaims any obligation to update any forward-looking statement, except as required by applicable law.

NNR Therapeutics™ and Building Health, Restoring Independence® are trademarks or service marks of Targacept, Inc. Any other service marks, trademarks and trade names appearing in this press release are the properties of their respective owners.

Contact:

Alan Musso, SVP, Finance and Administration and CFO

Targacept, Inc.

Telephone: 336.480.2186

Email: alan.musso@targacept.com

TARGACEPT, INC

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Net operating revenues	$87	$3,536
Operating expenses:
Research and development	9,080	8,320
General and administrative	2,763	3,490

Total operating expenses	11,843	11,810

Operating loss	(11,756)	(8,274)
Other (expense) income, net	169	208

Net loss before income taxes	(11,587)	(8,066)
Income tax expense	(3,412)	—

Net loss	$(14,999)	$(8,066)

Basic and diluted net loss per share	$(0.44)	$(0.24)

Weighted average common shares outstanding - basic and diluted	33,746,917	33,616,342

TARGACEPT, INC

Unaudited Condensed Balance Sheets

(in thousands)

	March 31,	December 31,
	2014	2013
Cash, cash equivalents and investments	$132,143	$143,777
Receivables and other current assets	1,234	1,277
Property and equipment, net	611	682
Other assets, net	120	137

Total assets	$134,108	$145,873

Current liabilities	$9,865	$10,979
Long-term debt, net of current portion	142	283
Total stockholders’ equity	124,101	134,611

Total liabilities and stockholders’ equity	$134,108	$145,873